EX 10.1

VECTREN CORPORATION

CHANGE IN CONTROL AGREEMENT

This VECTREN CORPORATION CHANGE IN CONTROL AGREEMENT is entered into by and between Vectren Corporation, an Indiana corporation (the “Company”), and _______________ (the “Executive”), dated as of the 31st day of December, 2011 (the “Commencement Date”).

1. Definitions.

(a) Affiliate.  “Affiliate” shall mean any company or other entity controlled by or under common control with the Company.

(b) Cause.  “Cause” shall mean:

(i) intentional gross misconduct by the Executive damaging in a material way to the Company or any Affiliate,

(ii) the Executive’s commission of fraud against the Company or any Affiliate,

(iii) the Executive’s public acts of dishonesty or conviction of a felony, or

(iv) a material breach of this Agreement, after the Company has given the Executive notice thereof and a reasonable opportunity to cure.

(c) Change in Control.  “Change in Control” shall mean:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute an acquisition of control:  (A) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (A), (B) and (C) of subsection (iii) of this paragraph are satisfied; or

(ii) Individuals who, as of the Commencement Date, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company (the “Board”); provided, however, that any individual becoming a director subsequent to the Commencement Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) Consummation of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (A) more than sixty percent (60%) of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding the Company, any employee benefit plan or related trust of the Company, or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, thirty percent (30%) or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

(iv) Approval by the shareholders of the Company of and consummation of (A) a complete liquidation or dissolution of the Company or (B) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition (1) more than sixty percent (60%) of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding the Company and any employee benefit plan or related trust of the Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, thirty percent (30%) or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (3) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.

(d) Date of Termination.  “Date of Termination” shall mean the date the Executive’s employment is terminated.

(e) Disability.  “Disability” shall have the meaning set forth in the Company’s then current long term disability plan.

(f) Good Reason.  “Good Reason” shall mean, without the Executive’s written consent, (i) a demotion in the Executive’s status, position or responsibilities which, in the Executive’s reasonable judgment, does not represent a promotion from the Executive’s status, position or responsibilities as in effect immediately prior to the Change in Control; (ii) the assignment to the Executive of any duties or responsibilities which, in the Executive’s reasonable judgment, are inconsistent with such duties or responsibilities immediately prior to the Change in Control; (iii) any removal of the Executive from or failure to reappoint or reelect the Executive to any positions that the Executive had immediately prior to the Change in Control, except in connection with the termination of the Executive’s employment for Disability, death or Cause or by the Executive other than for Good Reason; (iv) a reduction by the Company or an Affiliate in the Executive’s base salary as in effect on the date of the Change in Control or as the same may be increased from time to time by the Company or an Affiliate after the date of the Change in Control or the Company’s and its Affiliate’s failure to increase (within twelve (12) months of the Executive’s last increase in base salary) the Executive’s base salary after a Change in Control in an amount which at least equals, on an appropriate percentage basis, an amount reasonably comparable to the percentage increases in base salary for all Company and Affiliate employees at the same employment level as the Executive effected in the preceding twelve (12) months; (v) the relocation of the principal executive offices of the Company or Affiliate, whichever entity on behalf of which the Executive performs a principal function of that entity as part of the Executive’s employment services, to a location more than fifty (50) miles outside the Evansville, Indiana metropolitan area or, if the Executive’s services are not performed in Evansville, Indiana, the Company’s or Affiliate’s requiring the Executive to be based at any place more than fifty (50) miles outside the location at which the Executive performed the Executive’s duties immediately prior to the Change in Control, except for required travel on the Company’s or Affiliate’s business to an extent substantially consistent with the Executive’s business travel obligations at the time of a Change in Control; (vi) a reduction in the Executive’s total direct compensation opportunity after the Change in Control from that available immediately prior to the Change in Control; (vii) the failure by the Company and Affiliates to continue in effect any incentive, bonus or other compensation plan in which the Executive participates immediately prior to the Change in Control, including, but not limited to, the Company’s stock option, stock award and restricted stock plans, if any, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan in connection with the Change in Control, or the failure by the Company or any Affiliate to continue the Executive’s participation therein, or any action by the Company or any Affiliate which would directly or indirectly materially reduce the Executive’s participation therein; (viii) the failure by the Company or any Affiliate to provide benefits (including, but not limited to, annual and long term bonus opportunities), in the aggregate, that are reasonably comparable to the benefits, in the aggregate, being provided for the majority of the other Company and Affiliate employees at the same employment level as the Executive prior to the Change in Control; (ix) the failure of the Company or any Affiliate to obtain a satisfactory agreement from any successor or assign of the Company and any Affiliate to assume and agree to perform this Agreement; or (x) any request by the Company or any Affiliate that the Executive participate in an unlawful act or take any action constituting a breach of the Executive’s professional standard of conduct.

(g) Notice of Termination.  “Notice of Termination” shall mean a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice).  The failure by the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing the Executive’s rights hereunder.

(h) Release.  “Release” shall mean the agreement that the Executive must execute in order to receive any severance benefits under this Agreement, which shall be approved by the Committee and shall contain only typical post separation release of all claims that the Executive may have against the Company and all Affiliates relating to the employment and termination of employment of the Executive.

2. Termination in Connection with a Change in Control.  If during the period beginning on the Change in Control and continuing for two (2) years thereafter, the Company and all Affiliates shall terminate the Executive’s employment other than for Cause, death or Disability, or the Executive shall resign employment for Good Reason (which shall be communicated by the Executive by Notice of Termination to the Company), then

(a) The Company shall pay, or cause the appropriate Affiliate to pay, to the Executive in a lump sum in cash within sixty calendar days after the Date of Termination the aggregate of the amounts set forth in clauses (i) and (ii) below:

(i) the Executive’s annual base salary, accrued and unpaid vacation and unreimbursed expenses through the Date of Termination to the extent not theretofore paid (“Accrued Obligations”); provided, however, that for purposes of this Section 2, annual base salary shall mean gross annual base salary and shall include, for example, any elective salary reductions in effect for the Executive under any tax qualified or non-qualified deferred compensation plan maintained by the Company or any Affiliate; and

(ii) the amount equal to the product of (A) and (B) where:

A. is [three / two / one], and

B. is the sum of (1) the Executive’s annual base salary and (2) the target bonus currently in effect for the Executive; and

(b) for the period of [three / two / one] years, the Company shall continue benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the medical, prescription and dental plans, to the extent applicable generally to other peer executives of the Company and Affiliates as if the Executive’s employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families (with the Executive responsible for the employee portion of the premiums); provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive such benefits under another employer provided plan, such benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. It is the intention of the parties that the benefits provided for in this subparagraph meet the requirements of either one or more of (i) Treas. Reg. § 1.409A-1(b)(9)(v)(B) to the extent such rights apply during the period of time beginning on the Termination Date and during which the Executive would be entitled continuation coverage under a Company or Affiliate group health plan under COBRA such shall not provide for a deferral of compensation under Section 409A, (ii) Treas. Reg. § 1.409A-1(b)(9)(iii) due to such being payments that meet the requirements of a separation pay plan under such regulation, and/or (iii) Treas. Reg. § 1.409A-3(a)(4) due to such payments being made on a fixed schedule.  For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed for the duration of employment after the Date of Termination and to have retired on the last day of such period; and

(c) to the extent not theretofore paid or provided, the Company and all Affiliates shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is entitled to receive under any plan, program, policy or practice or contract or agreement of the Company and all Affiliates, excluding any severance plan or policy.

Notwithstanding anything contained in this Agreement to the contrary, if the Executive’s employment is terminated before a Change in Control and the Executive reasonably demonstrates that such termination (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a “Change in Control” and who effectuates a “Change in Control” or (ii) otherwise occurred in connection with, or in anticipation of, a “Change in Control” which actually occurs, then for all purposes of this Agreement, the date of a “Change in Control” with respect to the Executive shall mean the date immediately prior to the date of such termination of the Executive’s employment.
3. Termination.  Except as otherwise provided in the last sentence of Section 2, this Agreement shall terminate upon the earlier of (a) cessation of employment of the Executive with the Company and all Affiliates for any reason or no reason prior to a Change in Control, or (b) one year after the Executive receives notice from the Company that it terminates this Agreement.

4. Release.  Any compensation and benefits to be provided under Sections 2(a)(ii), 2(b) and 2(c) hereof shall be provided only if the Executive timely executes and does not revoke a Release. The Release must be provided by the Company within ten days after the Termination Date.  The Release must be signed by the Executive or his legal representative, if applicable, and become effective and irrevocable in accordance with its terms (taking into account any applicable revocation period set forth therein), no later than the sixtieth day after the Termination Date. If the Company fails to provide the Release within ten days after the Termination Date, then the Executive shall be entitled to such compensation and benefits without being required to execute and furnish the Release.  If the Release is timely delivered by the Company and the Executive fails to execute and furnish the Release, or if the Release furnished by the Executive has not become effective and irrevocable in accordance with its terms (taking into account any applicable revocation period set forth therein) within such sixty day period, the Executive will not be entitled to any payment or benefit under this Agreement other than the Accrued Obligations.

5. Full Settlement.  After a Change in Control, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company or any Affiliate may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any non-frivolous contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).

6. Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

7. Certain Additional Payments by the Company.

(a) Anything in this Agreement to the contrary notwithstanding, in the event that any compensation, payment or distribution by the Company and all Affiliates to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Severance Payments”), would, but for this Section, be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the following provisions shall apply:

(i) If the Severance Payments, reduced by the sum of (1) the Excise Tax (as defined below) and (2) the total of the Federal, state, and local income and employment taxes payable by the Executive on the amount of the Severance Payments which are in excess of the Threshold Amount (as defined below), are greater than or equal to the Threshold Amount, the Executive shall be entitled to the full benefits payable under this Agreement.

(ii) If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the benefits payable under this Agreement shall be reduced (but not below zero) to the extent necessary so that the maximum Severance Payments shall not exceed the Threshold Amount.

(b) For the purposes of this Section, “Threshold Amount” shall mean three times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Executive with respect to such excise tax.

(c) The determination as to which of the alternative provisions of Section 6(a) shall apply to the Executive shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 30 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. For purposes of determining which of the alternative provisions of Section 6(a) shall apply, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and the Executive, absent fraud or manifest error.

(d) In addition, notwithstanding anything herein to the contrary, (i) in the event any payments under this Section 6 are to be reduced, the reduction shall take place in a manner that produces the greatest economic advantage to the Executive (and if reduction of two or more payments produce the same economic advantage they shall be reduced proportionally), and (ii) any payment required under this Section 6 shall be made by the end of the Executive's taxable year next following the Company’s taxable year in which the Executive remits the payment. This Section 7(d) shall be interpreted consistent with Treas. Reg. § 1.409A-3(i)(1)(v).

8. Section 409A.

(a) Notwithstanding any provision to the contrary in this Agreement, payments or distributions to the Executive, if the Executive is at the time of termination of employment a “specified employee” (as determined under the Company’s policy for identifying specified employees) on his/her date of termination, shall not be made or commence until the earlier of the date of the Executive’s death or the first day after expiration of the six-month period immediately following the Date of Termination of the Executive and all payments that would have been made during such period shall be accumulated and paid (along with interest at the applicable federal rate under Section 7872(f)(2)(A) of the Code in effect on  the Termination Date) on the first day after the earlier of death or expiration of such period; provided, however, that the six (6) month delay required under this Section shall not apply to (a) the portion of any payment that is not a deferral of compensation as set forth in Treas. Reg. § 1.409A-1(b)(9)(v), or (b) the portion of any payment resulting from the Executive’s “involuntary separation from service” (as defined in Treas. Reg. § 1.409A-1(n) and including a “separation from service for good reason,” as defined in Treas. Reg. § 1.409A-1(n)(2)) that (i) is payable no later than the last day of the second year following the year in which the separation from service occurs, and (ii) does not exceed two times the lesser of (A) the Executive’s annualized compensation for the year prior to the year in which the separation from services occurs or (B) the dollar limit described in Section 401(a)(17) of the Code.

(b) Upon the inclusion of any amount into the Executive’s income as a result of the failure of this Agreement to comply with the requirements of Section 409A of the Code a distribution not to exceed the amount that shall be included in income shall be made as soon as is administratively practicable following the discovery of the failure of the Agreement to comply with Section 409A of the Code and the regulations promulgated thereunder. This Section shall be interpreted consistent with Treas. Reg. § 1.409A-3(j)(4)(vii).

(c) Termination of employment of the Executive under this Agreement shall be interpreted to mean “Separation from Service” (as such term is defined in the Vectren Corporation Nonqualified Deferred Compensation Plan effective January 1, 2005, as amended).

(d) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder. This Section 8(d) shall be interpreted in accordance with Treas. Reg. § 1.409A-3(i)(1)(iv)(A).

(e) The tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. The Company nor any Affiliates nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Executive (or any other individual claiming a benefit through the Executive) as a result of this Agreement.

9. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of Indiana, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force, or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed with respect to the Company attention the Chairperson of the Compensation Committee at the Company’s corporate headquarters address, and with respect to the Executive at the last address of the Executive on the Company’s books and records.  Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) On and after the Commencement Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof and any such agreement shall be deemed terminated without any remaining obligations of either party thereunder.

(f) This Agreement shall not be construed as giving the Executive any right of employment or continuing employment with the Company or any Affiliate.

(g) The Company and the Executive each acknowledge that each party to this Agreement has had the opportunity to be represented by counsel in connection with this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it, has no application and is expressly waived.

(h) Any dispute arising out of or in any way pertaining to this Agreement or any other agreement or document executed pursuant to or in connection with this Agreement or the entitlement to severance shall be resolved by binding arbitration to be held in Evansville, Indiana, in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association, and judgment on the award may be entered in any court having jurisdiction thereof.

(i) Notwithstanding anything herein to the contrary, the Executive agrees that payments made to the Executive may be subject to repayment pursuant to one or more clawback or recoupment policies of the Company as are in effect at anytime and from time to time.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

____________________________________
__________________, the Executive

____________________________________
Date: ______________ ____, 20______

Vectren Corporation

By:

Printed:

Title:

____________________________________
Date: ______________ ____, 20______